PRESS RELEASE
FOR IMMEDIATE RELEASE

SINOBMED APPLIES FOR TWO CHINESE
PATENTS AND ONE INTERNATIONAL PATENT

PATENT APPLICATIONS FOR TREATMENT OF
STROKE AND FOR NEW TUBERCULOSIS VACCINE

Shanghai, China - August 21, 2008 - Sinobiomed, Inc. ("Sinobiomed", or "the Company") (OTCBB: SOBM) is pleased to announce that it has applied for a Chinese and an international patent for recombinant human kallikrein-1 (rhK1), and for a Chinese patent for an innovative recombinant multivalent tuberculosis vaccine.

rhK1
rhK1 is a product Sinobiomed is developing for the treatment of stroke and peripheral vascular disorders, and for the prevention of blood clots and thrombosis. The patent applications are for the method of preparation and for the aqueous formulation used for injecting the treatment.

Human Kallikreins are enzymes involved in multiple physiological processes in the body, including blood clotting and inflammation. Currently, commercial drugs containing kallikrein-1 in China and Japan are extracted from human urine or animal pancreas. Sinobiomed has succeeded in developing world's first recombinant human kallikrein-1 in the yeast, Pichia pastoris, with a purity of not less than 98% and low production costs.

The Company has submitted its international patent application (PCT/CN2007/070800; “ Human kallikrein-1 and its preparative methods”) to the Patent Cooperation Treaty (PCT). It has also applied to China’s State Intellectual Property Office (SIPO) for a Chinese patent for the aqueous formulation for injection (Application Number 2008100384222; “Stable pharmaceutical formulation for injection”).

Recombinant multivalent tuberculosis vaccine
The second Chinese patent application is for an innovative recombinant multivalent tuberculosis vaccine. Sinobiomed is developing this vaccine in response to the significant recent rise in the incidence of tuberculosis around the world and the lack of a vaccine to protect all ages and those living in areas where tuberculosis is prevalent.

Bacille Calmette Guerin (BCG) is the world’s most widely used vaccination for tuberculosis. Made of a live, weakened strain of a cousin of the TB bacteria and developed in the 1930's, it remains the only vaccination available against tuberculosis today. It is used because it is effective in reducing the likelihood and severity of TB in infants and young children.

BCG, however, appears to be less effective on adults and provides almost no protection for people in areas where tuberculosis is prevalent. Sinobiomed’s patent application is for a recombinant multivalent vaccine comprising four major antigens of bacillus tuberculosis expressed in Pichia Pastoris. The recombinant multivalent vaccine is prepared using different ratios of four components, with assistance from different adjuvants. Preliminary animal tests indicate that this vaccine can generate good immunogenicity.

The Company has submitted its application to SIPO for a Chinese patent for the multivalent tuberculosis (200710173372.4; “The preparation of a recombinant multivalent tuberculosis vaccine”).

ABOUT SINOBIOMED INC.
Sinobiomed Inc. is a leading Chinese developer of genetically engineered recombinant protein drugs and vaccines. Based in Shanghai, Sinobiomed currently has 10 products approved or in development: three on the market, four in clinical trials and three in research and development. The Company’s products respond to a wide range of diseases and conditions, including: malaria, hepatitis, surgical bleeding, cancer, rheumatoid arthritis, diabetic ulcers and burns, and blood cell regeneration. www.sinobiomed.com

SINOBIOMED INC.
LANE 4705, NO. 58, NORTH YANG GAO RD.
PUDONG, NEW AREA SHANGHAI, 201206 CHINA
PHONE: 86-58993708 / FAX: 86-58993709
INVESTOR RELATIONS
PHONE: 1-718-502-8801  TOLL FREE: 1-866-588-0829
EMAIL: INFO@SINOBIOMED.COM

FORWARD LOOKING STATEMENTS This news release may include “forward-looking statements” regarding Sinobiomed, and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Sinobiomed expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Sinobiomed does not undertake any obligation to update any forward looking statement, except as required under applicable law.